Exhibit 99.1

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T  O  R  C  H

E  N  E  R  G  Y     A  D  V  I  S  O  R  S

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
August 22, 2003	Rocio Alvarado
(800) 536-7453

TORCH ENERGY ROYALTY TRUST DECLARES

THIRD QUARTER 2003 DISTRIBUTION

HOUSTON - Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) today announced a cash distribution of 20.3 cents per unit, payable on September 12, 2003, to unitholders of record on September 2, 2003. This cash distribution is attributable to second quarter 2003 production from the Underlying Properties.

Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field, was 708 MMcf of gas and 5,618 Bbls of oil for the quarter. The average price paid to the Trust during the quarter ended September 30, 2003, attributable to production during the quarter ended June 30, 2003, was $3.70 per Mcf of gas after deducting gathering fees, and $23.00 per Bbl of oil. Because the trust index price for gas exceeded $2.12 per MMBTU during the quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”). The Sharing Price Adjustment associated with the net profits income calculation for the quarter ended September 30, 2003, pertaining to the quarter ended June 30, 2003 production, was $1.8 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.71 per MMBTU. TEMI is entitled to recoup such credits in future periods when the trust index price exceeds the minimum price. As of September 30, 2003, TEMI has no accrued price credits.

The Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field during the quarter ended September 30, 2003, pertaining to the quarter ended June 30, 2003 production. In calculating Robinson’s Bend field net proceeds pertaining to the quarter ended June 30, 2003 production, costs and expenses exceeded revenues, net to the Trust, by approximately $68,000. Neither the Trust nor unitholders are liable to pay the $68,000 deficit directly. However, the Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of future costs and expenses and the cumulative excess of such costs and expenses including interest. Torch Energy Advisors Incorporated does not currently anticipate that the net proceeds attributable to the Robinson’s Bend field, if any, will be significant in the future.

The Trust will terminate on March 1 of any year after 2002 if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to estimated net proved reserves of the net profits interests on the preceding December 31 are less than $25.0 million. Based on oil and gas reserve estimates at December 31, 2002 prepared by independent reserve engineers, Torch projects that unless the NYMEX price of natural gas on December 31, 2003 exceeds approximately $2.80 per MMBTU, the Trust will terminate on March 1, 2004. Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, the price that will be received for such net profits interests or the amount that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Trust units.

The Trust’s properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.

Together with its subsidiaries, Torch provides strategic services to the upstream energy industry. Torch’s specialized services include onshore and offshore oilfield operations and production optimization in addition to maximizing the value of clients’ crude oil, natural gas and natural gas liquids production. Torch also owns and directly invests in oil and gas assets and midstream assets.

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST

QUARTER ENDED SEPTEMBER 30, 2003 DISTRIBUTION (1)

	Chalkley, Cotton Valley and Austin Chalk Fields	Robinson’s Bend Field (2)	Total
MCF
Chalkley	432,344	—
Cotton Valley	253,556	—
Austin Chalk	21,903	—
Robinson’s Bend	—	502,452

	707,803	502,452

BBLS
Chalkley	1,965	—
Cotton Valley	562	—
Austin Chalk	3,091	—
Robinson’s Bend	—	—

	5,618	—

Average price
Per MCF (after gathering fees)	$3.70	$3.19
Per BBL	$23.00	$0.00
Gas revenues, net of gathering fees	$2,622,080	$1,603,574
Oil revenues	129,207	—

	2,751,287	1,603,574

Lease operating expenses	363,690	1,334,771
Severance taxes	166,550	132,867

	530,240	1,467,638

Net proceeds before capital expenditures	2,221,047	135,936

Capital expenditures	4,840	204,163

Net proceeds	2,216,207	(68,227)
Net profits percentage	95.00%	N/A

Net profits income	2,105,397	—	2,105,397

Prior quarter adjustment (3)			(30,028)
Interest income			829
General and administrative expenses			(330,398)

Distribution			$1,745,800

Distribution per unit			$0.2030

(1)	Generated by production during the quarter ended June 30, 2003.

(2)	The Robinson’s Bend field costs and expenses exceeded revenues by $68,227. Neither the Trust nor unitholders are liable to pay such deficit directly. Accordingly, the Robinson’s Bend cash flow deficit was excluded from the current quarter’s cash distribution calculation.

(3)	Represents an adjustment to the Robinson’s Bend field net profits income received by Unitholders during the quarter ended June 30, 2003, pertaining to production during the quarter ended March 31, 2003.

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